As filed with the Securities and Exchange Commission on October 12, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rentokil Initial plc
(Exact Name of Registrant as Specified in Its Charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Compass House

Manor Royal

Crawley West Sussex RH10 9PY

United Kingdom Tel: +44 1293 858000

(Address of Principal Executive Offices, Including Zip Code)

2016 Rentokil Initial plc Performance Share Plan

Terminix Global Holdings, Inc. 2014 Omnibus Incentive Plan

(Full title of the plans)

1125 Berkshire Blvd., Suite 150
Reading, PA 19610 (610) 372-9700

(Name and address of agent for service)

Copy to:

Doug Smith Freshfields Bruckhaus Deringer LLP 65 Fleet Street London EC4Y 1HS England +44 2079 364000	Pamela L. Marcogliese, Esq. Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, NY 10022 (212) 277-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company Emerging growth company	☐ ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Rentokil Initial plc (“Rentokil Initial”), a public limited company incorporated under the laws of England and Wales, is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register (a) 19,000,000 ordinary shares, par value £0.01 per share (the “Ordinary Shares”) represented by American depositary shares of Rentokil Initial (the “ADSs”) that may be offered or sold under the 2016 Rentokil Initial plc Performance Share Plan, as amended (the “PSP”) and (b) 6,188,574 Ordinary Shares represented by ADSs that may be offered or sold under the Terminix Global Holdings, Inc. 2014 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). Each ADS represents a beneficial interest in five Ordinary Shares and may be evidenced by an American depositary receipt (“ADR”). A separate registration statement on Form F-6 has been or will be filed with the Securities and Exchange Commission (the “Commission”) registering the ADSs.

Pursuant to an agreement and plan of merger, dated as of December 13, 2021, as it and the plan of merger contained therein were amended as of March 14, 2022 (the “Merger Agreement”), by and among Rentokil Initial, Rentokil Initial US Holdings, Inc. (“Bidco”), Leto Holdings I, Inc. (“Merger Sub I”), Leto Holdings II, LLC (“Merger Sub II”) and Terminix Global Holdings, Inc. (“Terminix”), on October 12, 2022, (1) Merger Sub I merged with and into Terminix with Terminix surviving the first merger as a wholly owned subsidiary of Bidco, and (2) immediately following the effective time of the first merger, Terminix merged with and into Merger Sub II with Merger Sub II surviving the second merger as a direct wholly owned subsidiary of Bidco and an indirect wholly owned subsidiary of Rentokil Initial (the first merger and the second merger collectively, the “Transaction”).

The PSP is Rentokil Initial’s existing long-term incentive plan, in which its executive directors, executive leadership team and managers and technical experts participate.

Rentokil Initial adopted the Omnibus Incentive Plan, which governs equity awards originally granted by Terminix prior to, and may be offered or sold by Rentokil Initial following, the Transaction. Pursuant to the terms of the Merger Agreement, at the effective time of the first merger (the “Effective Time”), each Terminix stock option that is unvested and outstanding immediately prior to the Effective Time, will be converted (a “Converted Option Award”), in accordance with the calculation methodology set forth in the Merger Agreement, into an option award (x) exercisable for the aggregate number of Rentokil Initial ADSs equal to the product (rounded down to the nearest whole number) of (i) the number of Terminix common shares exercisable under the Terminix option immediately prior to the Effective Time and (ii) the Equity Award Exchange Ratio (as defined in the Merger Agreement) and (y) with a per share exercise price equal to the quotient (rounded up to the nearest cent) obtained by dividing (i) the per share exercise price under the Terminix option immediately prior to the completion of the Merger by (ii) the Equity Award Exchange Ratio. Each Converted Option Award will continue to be subject to the same terms and conditions as applied to the corresponding Terminix stock option in effect immediately prior to the Effective Time.

As a result, this Registration Statement is filed by Rentokil Initial for the purpose of registering 19,000,000 Ordinary Shares that may be offered or sold under the PSP and 6,188,574 Ordinary Shares that may be offered or sold under the Omnibus Incentive Plan with respect to the Converted Option Awards and future awards that may be granted under the Omnibus Incentive Plan, subject to certain limitation described in the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectuses is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to employees of Rentokil Initial and employees of subsidiaries of Rentokil Initial participating in the plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute prospectuses that meet the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The reports or documents listed below have been filed with the Commission by Rentokil Initial and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed:

(1) Rentokil Initial’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on September 7, 2022 (the “Prospectus”) in connection with Rentokil Initial’s Registration Statement on Form F-4 (Reg. No. 333-265455); and

(2) The description of the Ordinary Shares incorporated by reference in Rentokil Initial’s Registration Statement on Form 8-A (Reg. No. 001-41524) filed with the Commission on October 4, 2022, including any amendment and report subsequently filed for the purpose of updating such description.

All documents filed by Rentokil Initial pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Reports on Form 6-K that Rentokil Initial furnishes to the Commission will only be deemed incorporated by reference into this Registration Statement if such Report on Form 6-K so states that it is incorporated by reference herein.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Save as described below, under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Subject to certain exceptions, English law does not permit Rentokil Initial to indemnify a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to Rentokil Initial.

The exceptions allow Rentokil Initial to: (1) purchase and maintain director and officer insurance insuring its directors or the directors of an “associated company” (i.e., a company that is a subsidiary of Rentokil Initial) against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company of which he or she is a director; (2) provide a qualifying third-party indemnity provision which permits Rentokil Initial to indemnify its directors and directors of an associated company in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for (a) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company or an associated company, or the legal costs incurred in connection with certain specified applications by the director for relief where the court refuses to grant the relief, (b) fines imposed in criminal proceedings, and (c) penalties imposed by regulatory bodies; (3) loan funds to a director to meet expenditure incurred defending civil and criminal proceedings against him or her (even if the action is brought by the company itself), or expenditure incurred applying for certain specified relief, subject to the requirement that the loan must be on terms that it is repaid if the defense or application for relief is unsuccessful; and (4) provide a qualifying pension scheme indemnity provision, which allows the company to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with such director’s activities as a trustee of the scheme (subject to certain exceptions).

Under the Rentokil Initial articles of association, subject to the UK Companies Act 2006 (including as set out above), Rentokil Initial may do any or all of the following:

i. indemnify every director or other officer of Rentokil Initial (other than any person (whether an officer or not) engaged by Rentokil Initial as auditor) out of the assets of Rentokil Initial against any liability incurred by such director or other officer for negligence, default, breach of duty or breach of trust in relation to the affairs of Rentokil Initial; and

ii. purchase and maintain insurance for any person who is or was (i) a director, officer, or employee of Rentokil Initial, or anybody which is or was the holding company or subsidiary undertaking of Rentokil Initial, or in which Rentokil Initial or such holding company or subsidiary undertaking has or had any interest (whether direct or indirect) or with which Rentokil Initial or such holding company or subsidiary undertaking is or was in any way allied or associated or (ii) a trustee of any pension fund in which employees of the Rentokil Initial or any other company referred to above are or have been interested, including, without limitation, insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of that person’s duties or in the exercise or purported exercise of that person’s powers or otherwise in relation to that person’s duties, powers or offices in relation to the relevant body or fund.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the “Exhibit Index” immediately following the signature page, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England on October 12, 2022.

RENTOKIL INITIAL PLC

By:	/s/ Andy Ransom
	Name:	Andy Ransom
	Title:	Executive Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Rachel Canham and Catherine Stead (with full power to each of them to act alone), as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign and file with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and any and all other documents that may be required in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitutes therefor, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated:

Signature	Title	Date
/s/ Richard Solomons	Chairman	October 12, 2022
Richard Solomons
/s/ Andy Ransom	Executive Director and Chief Executive (Principal Executive Officer)	October 12, 2022
Andy Ransom
/s/ Stuart Ingall-Tombs	Executive Director and Chief Financial Officer (Principal Financial Officer)	October 12, 2022
Stuart Ingall-Tombs

/s/ David J. Frear	Non-Executive Director	October 12, 2022
David J. Frear
/s/ Sarosh Mistry	Non-Executive Director	October 12, 2022
Sarosh Mistry
/s/ John Pettigrew	Senior Independent Director	October 12, 2022
John Pettigrew
/s/ Julie Southern	Non-Executive Director	October 12, 2022
Julie Southern
/s/ Cathy Turner	Non-Executive Director	October 12, 2022
Cathy Turner
/s/ Linda Yueh	Non-Executive Director	October 12, 2022
Linda Yueh
/s/ Kris Hampson	Group Financial Controller (Controller)	October 12, 2022
Kris Hampson

Pursuant to the requirements of Section 6(a) of the U.S. Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Rentokil Initial plc in the United States, on October 12, 2022.

By:	/s/ John Myers
Name: John Myers Title: Authorized Representative in the United States

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Association of Rentokil Initial plc (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form F-4, Reg. No. 333-265455, filed with the Securities and Exchange Commission on June 7, 2022).

4.1	Form of Amended and Restated Deposit Agreement between Rentokil Initial plc and The Bank of New York Mellon, as Depositary, and Owners and Holders of American Depositary Shares (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form F-4, Reg. No. 333-265455, filed with the Securities and Exchange Commission on June 7, 2022).

4.2	2016 Rentokil Initial plc Performance Share Plan, as amended (incorporated herein by reference to Exhibit 10.11 to the Registration Statement on Form F-4, Reg. No. 333-265455, filed with the Securities and Exchange Commission on June 7, 2022).

4.3	Terminix Global Holdings, Inc. 2014 Omnibus Incentive Plan.

5.1	Opinion of Freshfields Bruckhaus Deringer LLP.

23.1	Consent of Deloitte & Touche LLP, relating to the financial statements of Terminix.

23.2	Consent of PricewaterhouseCoopers LLP, relating to certain financial statements of Rentokil Initial plc.

23.3	Consent of KPMG LLP, relating to certain financial statements of Rentokil Initial plc.

23.4	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1)

24.1	Power of Attorney of Officers and Directors (included on the signature page of this Registration Statement).

107	Calculation of Fee Filing Table.